EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ECHOSTAR APPOINTS NEW BOARD MEMBER

ENGLEWOOD, Colo., Nov. 17, 2003 — EchoStar Communications Corp, (NASDAQ: DISH) today announced that C. Michael Schroeder has agreed to join the company’s Board of Directors effective immediately. The appointment of Mr. Schroeder increases the size of EchoStar’s board to eight members.

Mr. Schroeder, a long time veteran of the satellite industry, brings a wealth of knowledge and experience to the board. A founder of Consumer Satellite Systems, Inc. (CSS) in 1981, he grew his company to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division that grew to serve over 400,000 subscribers. Mr. Schroeder is now retired.

“We welcome Mike to our Board and we look forward to working with him,” said Charles Ergen, CEO and Chairman of EchoStar. “Mike will be a valuable contributor because of his extensive experience in the direct broadcast satellite industry.”

About EchoStar Communications
EchoStar Communications Corporation (NASDAQ: DISH) serves over 9 million satellite TV customers through its DISH Network™, and is a leading U.S. provider of advanced digital television services. DISH Network’s services include hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. DISH Network is the leader in the sale of digital video recorders (DVRs). EchoStar has been a leader for 23 years in digital satellite TV equipment sales and support worldwide. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company. Visit EchoStar’s Web site at <www.echostar.com> or call 1-800-333-DISH (3474).

Media Contact: Steve Caulk, 303-723-2010, steve.caulk@echostar.com

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